UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): April 27, 2020

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive,

Sandusky, Ohio 44870-5259

(419) 626-0830

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Depository Units (Representing Limited Partner Interests)	FUN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On April 27, 2020, Cedar Fair, L.P (“Cedar Fair”), Magnum Management Corporation (“Magnum”), Canada’s Wonderland Company (“Cedar Canada”) and Millennium Operations LLC (“Millennium” and, together with Cedar Fair, Magnum and Cedar Canada, the “Issuers”) entered into an Indenture among the Issuers, the guarantors named therein, The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”) and notes US collateral agent (in such capacity, the “Notes U.S. Collateral Agent”) and BNY Trust Company of Canada, as notes Canadian collateral agent (the “Notes Canadian Collateral Agent”) (the “Indenture”), under which the Issuers co-issued (the “Offering”) $1.0 billion aggregate principal amount of 5.500% Senior Secured Notes due 2025 (the “Notes”), which are guaranteed on a senior secured basis by each of Cedar Fair’s direct and indirect wholly owned restricted subsidiaries (other than Cedar Canada, Magnum and Millennium) that guarantees (collectively, the “Guarantors”) the Amended and Restated Credit Agreement, dated as of April 13, 2017, by and among Cedar Fair, Magnum, Millennium and Cedar Canada, as borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties thereto (as amended, restated, modified and supplemented from time to time, the “Credit Agreement”) or certain other of its indebtedness.

The Notes and the guarantees will be secured, subject to permitted liens, by first-priority liens on the Issuers’ and the Guarantors’ assets that secure all of the obligations in respect of the facilities under its Credit Agreement (the “Credit Facilities”) (as well as any interest rate protection or other hedging arrangements or any cash management arrangements with lenders under such Credit Facilities or their affiliates), other than excluded assets, and rank equally in priority as to the collateral securing the notes with respect to borrowings and guarantees under the Credit Agreement and any other future pari passu first lien indebtedness.

The Notes are the Issuers’ and the Guarantors’ joint and several senior secured obligations and: (i) rank equally in right of payment with any existing and future senior indebtedness of the Issuers and the Guarantors; (ii) are equal to all existing and future indebtedness of the Issuers and the Guarantors that is secured on a first priority basis by the collateral securing the notes, to the extent of the value of the collateral; (iii) rank senior in right of payment to all existing and future subordinated indebtedness of the Issuers and the Guarantors; (iv) are effectively subordinated to existing and future indebtedness secured by assets that are not collateral for the Notes, to the extent of the value of the assets securing such indebtedness; (v) are structurally subordinated to any indebtedness of any non-guarantor subsidiaries; (vi) are effectively senior to all of Issuers’ and the Guarantors’ existing and future indebtedness that is secured on a junior-priority basis, to the extent of the value of the collateral securing the notes; and (vii) are effectively senior to all of the Issuers’ and the Guarantors’ existing and future indebtedness that is not secured by the collateral securing the notes, to the extent of the value of the collateral.

The Notes are redeemable, in whole or in part, at any time: (i) on or after May 1, 2022, at a redemption price equal to 102.750% of the principal amount thereof, together with accrued and unpaid interest to the applicable redemption date; (ii) on or after May 1, 2023 at a redemption price equal to 101.375% of the principal amount thereof, together with accrued and unpaid interest to the applicable redemption date; and (iii) on or after May 1, 2024, at a redemption price equal to 100.000% of the principal amount thereof, together with accrued and unpaid interest to the applicable redemption date. In addition, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes at any time prior to May 1, 2022 with the net cash proceeds from certain equity offerings at a price equal to 105.500% of the principal amount thereof, together with accrued and unpaid interest. The Issuers may also redeem some or all of the Notes before May 1, 2022 at a redemption price equal to 100% of the aggregate principal amount thereof plus a “make whole” amount, together with accrued and unpaid interest thereon.

Upon the occurrence of certain change of control events, the Issuers must offer to purchase the Notes at 101% of their principal amount, plus accrued and unpaid interest to the redemption date.

The Notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Notes bear interest at 5.500% per annum and mature on May 1, 2025. Interest is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2020, to holders of record at the close of business on April 15 and October 15, as the case may be, immediately preceding each such interest payment date.

The Indenture contains restrictive covenants that limit, among other things, the ability of the Issuers and certain of their restricted subsidiaries to incur additional indebtedness or issue certain preferred equity, pay distributions on or make distributions in respect of capital stock or units or make other restricted payments, make certain investments, create restrictions on distributions from restricted subsidiaries, incur liens on certain assets to secure debt, sell certain assets, consolidate, merge, amalgamate, sell or otherwise dispose of all or substantially all of their assets, enter into certain transactions with affiliates and designate Cedar Fair’s subsidiaries as unrestricted subsidiaries. The Indenture also contains customary events of default, including upon the failure to make timely payments on the Notes or other material indebtedness, the failure to satisfy certain covenants and specified events of bankruptcy and insolvency.

In connection with the issuance of the Notes and execution of the Indenture, the Issuers and the Guarantors entered into (i) a Collateral Agreement, dated as of April 27, 2020, (the “U.S. Collateral Agreement”), among Cedar Fair, Magnum, Millennium, the Guarantors and the Notes U.S. Collateral Agent, (ii) a General Security Agreement, dated as of April 27, 2020, (the “Cedar Canada Collateral Agreement”) between Cedar Canada and the Notes Canadian Collateral Agent and (iii) a Security Agreement, dated as of April 27, 2020 (the “Wonderland Collateral Agreement” and, together with the U.S. Collateral Agreement and the Cedar Canada Collateral Agreement, the “Collateral Agreements”) between Wonderland Company Inc. and the Notes U.S. Collateral Agent. Pursuant to the Collateral Agreements, the Issuers and the Guarantors pledged substantially all of their assets to secure their obligations under the Notes and the Indenture subject to certain exceptions set forth in such agreements.

The Issuers, the Guarantors, the Notes U.S. Collateral Agent, the Notes Canadian Collateral Agent and the administrative agent under the Credit Facilities also entered into a First lien Intercreditor Agreement, dated as of April 27, 2020 (the “Intercreditor Agreement”), which sets forth agreements with respect to the Credit Facilities, the Notes and any future first lien secured obligations.

Credit Agreement Amendment

Substantially simultaneously with the issuance of the Notes, Cedar Fair entered into an amendment to its Credit Agreement (the “Credit Agreement Amendment”) which, among other things, (i) suspended testing of the consolidated leverage ratio after the first quarter of the fiscal year ending December 31, 2020, (ii) added quarterly testing of a senior secured leverage ratio not to exceed 4.00 to 1.00, to be tested starting with the first quarter of the fiscal year ending December 31, 2021 and which will step down to 3.75 to 1.00 in the fourth quarter of the fiscal year ending December 31, 2021, with the covenant calculation to include consolidated EBITDA from the first quarter of the fiscal year ending December 31, 2021 and the second, third and fourth quarters of the fiscal year ending December 31, 2019 until the fourth quarter of the fiscal year ending December 31, 2021, from and after which time then the current consolidated EBITDA calculations will be used, (iii) added a requirement that Cedar Fair maintain a minimum liquidity level, tested at all times of at least $125.0 million until the fourth quarter of the fiscal year ending December 31, 2021, (iv) suspended certain restricted payments, certain payments in respect of senior unsecured debt, cash mergers and/or acquisition investments and the incurrence of incremental loans and commitments under the Credit Agreement until the delivery of the compliance certificate for the fourth quarter of the fiscal year ending December 31, 2021, (v) permitted the incurrence of a certain portion of the Notes and (vi) increased the applicable interest rate margins for revolving loans from 2.00% per annum to 3.00% per annum for LIBOR or CDOR loans and from 1.00% per annum to 2.00% per annum for base rate loans or Canadian prime rate loans, in each case without any step-downs. Additionally, immediately after giving effect to the Credit Agreement Amendment, Cedar Fair received additional commitments under the U.S. revolving facility of $100.0 million.

Additionally, the Credit Agreement Amendment provided for a waiver of any default that may have occurred as a result of the failure of Cedar Fair to cause each of Sawmill Creek LLC, California’s Great America LLC, Galveston Waterpark, LLC and New Braunfels Waterpark, LLC (collectively, the “New Guarantors”) to become subsidiary guarantors within the time period required by the Credit Agreement and/or for such New Guarantors, Cedar Fair Southwest Inc., Carowinds LLC and Canada’s Wonderland Company to grant and/or perfect the liens required by the Credit Agreement with respect to their respective property in accordance with the terms and conditions of the applicable security documents and within the time periods specified by the Credit Agreement and the security documents, as applicable.

The foregoing summary is qualified in its entirety by reference to the Indenture and the Credit Agreement Amendment, copies of which are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K.

Certain Relationships

Certain of the Initial Purchasers and/or their affiliates are lenders under the Credit Facilities, including the term loan facility, and may, upon consummation of the Offering, receive a portion of the proceeds from the Notes. In addition, the Initial Purchasers and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for Cedar Fair and its affiliates, for which they receive customary fees.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 3.03	Material Modification to Rights of Security Holders.

The Indenture contains a covenant that, among other things, restricts the Issuers’ ability to pay dividends or distributions or redeem or repurchase capital stock.

Item 8.01	Other Events.

On April 27, 2020, Cedar Fair issued a press release announcing the closing of the Offering. Cedar Fair hereby incorporates by reference the information in its press release, dated April 27, 2020, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1

Indenture, dated as of April 27, 2020, by and among Cedar Fair, L.P., Canada’s Wonderland Company, Magnum Management Corporation and Millennium Operations LLC, as issuers, the guarantors named therein, The Bank of New York Mellon, as trustee and notes US collateral agent and BNY Trust Company of Canada, as notes Canadian collateral agent.

4.2	Form of 5.500% Senior Secured Note due 2025 (included in Exhibit 4.1).

10.1

Amendment No. 2, dated April 27, 2020, to the Amended and Restated Credit Agreement, dated April 13, 2017, among Cedar Fair, L.P., Magnum, Cedar Canada and Millennium, as borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties thereto.

99.1	Text of press release issued by Cedar Fair, L.P. on April 27, 2020, announcing the closing of the Offering.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2020	CEDAR FAIR, L.P.

	By:	Cedar Fair Management, Inc., General Partner

	By:	/s/ Brian C. Witherow
Brian C. Witherow
Executive Vice President and Chief Financial Officer